IMPORTANT NOTICE - PLEASE READ

Dear El Paso Stockholder:

On April 6, 2005, we began mailing our Notice of 2005 Annual Meeting of Stockholders, proxy statement and annual report in connection with our Annual Meeting to be held on May 26, 2005. Those materials were mailed using the bulk/printed material rate and may take 7-14 days to be delivered to you. If you have not yet received them, please retain this letter and its attachment to read with those materials when they arrive.

On April 7, 2005, we announced that we had to restate our 2003 fourth quarter and annual 2003 consolidated statements of income and cash flows in order to reclassify a deferred tax benefit related to our discontinued Canadian exploration and production operations. That restatement of our financial statements has now been completed and we have filed an amendment to our 2004 annual report on Form 10-K to reflect the impact of that restatement. As a result, the 2003 financial statements contained in our annual report mailed to you on April 6, 2005 are not correct and should not be relied upon. Additional information regarding this restatement is contained in the Explanatory Note included at the beginning of the attached document.

When reviewing and considering our Notice of 2005 Annual Meeting of Stockholders, our proxy statement and our 2004 annual report, please read the attached document, which contains the following corrected items that we filed in our amended 2004 Form 10-K:

●	Selected Financial Data;
●
The “Capital Resources and Liquidity”, the “Results of Operations - Overview”, the “Income Taxes” and the “Discontinued Operations” sections of our Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	Financial Statements and Supplementary Data, including an updated Report of our Independent Registered Public Accounting Firm; and
●	Controls and Procedures.

You can review the complete amended 2004 Form 10-K on our website at http://www.ElPaso.com in the Investors section.

We apologize for any inconvenience this may have caused you, and hope that you will take time to read these materials and vote your proxy. Details regarding how you can vote are contained in the proxy statement. If you have already voted your proxy and have changed your mind on any issue, our proxy statement also contains instructions on how to revoke your proxy.

        Sincerely,

        /s/ Douglas L. Foshee

        DOUGLAS L. FOSHEE

Houston, Texas
April 15, 2005